Exhibit 99.1
Holly Corporation and Holly Energy Partners Announce Salt Lake City to Las Vegas Refined Products Pipeline Project
DALLAS, TX, July 9, 2007—Holly Corporation (NYSE:HOC) and Holly Energy Partners (NYSE:HEP) announced today that Holly has entered into a Memorandum of Understanding with Sinclair Transportation Company (“Sinclair”) to jointly build with Sinclair a new refined products pipeline that will run from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal facilities in the Cedar City, Utah area and North Las Vegas (the “UNEV Pipeline”). HEP, a publicly traded petroleum logistics limited partnership, in which Holly owns a 45 percent interest and is the general partner, is expected to be the operator and to have an option to purchase Holly’s interest in the project, effective for a 180-day period commencing when the UNEV Pipeline becomes operational, at a purchase price equal to Holly’s share of actual costs, plus interest at 7% per annum.
The Memorandum of Understanding contemplates that, subject to the execution of definitive agreements, Holly will own a 75% interest and Sinclair will own a 25% interest in the project.
The estimated total cost of the pipeline and two terminals is $300 million, with an expected completion date at the end of 2008. Permit work on the project commenced in June 2006, and it is anticipated that all required permits for the construction of the UNEV Pipeline will be received by April 2008. Orders for pipe and terminal tankage have been placed and construction bid packages for the project are expected to be delivered to contractors in August 2007. The pipeline system will be a twelve-inch line with an initial capacity of 62,000 barrels per day expandable to 120,000 barrels per day.
The UNEV Pipeline will be a common carrier system that will offer refiners in the Salt Lake City area, as well as shippers into Salt Lake City on the Pioneer Pipeline, the ability to transport refined products to Las Vegas, Nevada and the fast growing areas of Southwest Utah.
“This project is a win-win situation for the communities of Salt Lake City, Las Vegas, and Southern Utah as well as Rocky Mountain refiners,” said Matthew P. Clifton, Chairman and CEO of Holly. “Salt Lake City, Las Vegas and several of the cities in Southern Utah are among the fastest growing communities in the United States with increasing energy demands. Las Vegas for the first time will have a diversified source of refined petroleum products to meet its growing demand, rather than depending solely on refined products from Southern California. Salt Lake City and Rocky Mountain refiners, which have become more and more cost efficient due to their proximity to competitively priced Canadian and Black Wax crude oils, will now have an opportunity to expand their facilities to meet growing demand in Las Vegas and Southern Utah while more cost effectively addressing rising seasonal peak demand requirements for refined products in the Salt Lake City area.”

“Holly, Sinclair and Holly Energy will work together on the project, drawing upon HEP’s expertise in the construction and operation of logistical assets. Giving HEP an option to purchase Holly’s share of the UNEV Pipeline after it becomes operational would allow Holly to preserve a core business growth opportunity for HEP without HEP financial commitments in connection with the UNEV Pipeline during the construction phase of the project.”
About Holly Corporation:
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 83,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
About Holly Energy Partners:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest in the Partnership. The Partnership owns and operates product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer,
Holly Corporation / Holly Energy Partners
214-871-3555
M. Neale Hickerson, Vice President—Investor Relations,
Holly Corporation / Holly Energy Partners
214-871-3555